SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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MAGNUM HUNTER RESOURCES, INC. (Name of Registrant as Specified in its Charter) (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Magnum Hunter Resources, Inc.
600 East Las Colinas Boulevard
Suite 1100
Irving, Texas 75039

Notice of Annual Meeting of Stockholders
on September 22, 2004

Dear Stockholder:

        The Annual Meeting of Stockholders (the “Meeting”) of Magnum Hunter Resources, Inc. will be held at the Las Colinas Country Club, 4400 North O’Connor Road, Irving, TX 75062, on September 22, 2004, at 10:00 A.M., Central Time, for the following purposes:

(1)	To elect three (3) Directors for a term of three (3) years each or until their respective successors are duly qualified and elected;

(2)	To consider and vote upon a proposal by the Board of Directors to approve the Company’s 2004 Long-Term Incentive Compensation Plan;

(3)	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors to examine the accounts of the Company for the fiscal year ending December 31, 2004; and

(4)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The Board of Directors has fixed August 9, 2004, as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. Only holders of record of Magnum Hunter Resources, Inc. (the “Company”) Common Stock, par value $.002 per share, and holders of record of the Company’s 1996 Series A Convertible Preferred Stock at the close of business on the Record Date are entitled to vote on all matters coming before the Meeting or any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Meeting will be maintained in the Company’s offices at 600 East Las Colinas Boulevard, Suite 1100, Irving, Texas, for ten days prior to the Meeting.

        Your vote is important. The voting stock of the Company should be represented as fully as possible at the Meeting. The enclosed proxy is solicited by the Board of Directors of the Company. Whether or not you plan to attend the meeting in person, please mark, execute, date and return the enclosed proxy in the envelope provided, which requires no postage if mailed within the United States. The return of the enclosed proxy will not affect your right to vote in person if you do attend the meeting.

By Order of the Board of Directors /s/Gary C. Evans
Irving, Texas August 20, 2004	Gary C. Evans Chairman, President and Chief Executive Officer

WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, YOU ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD PROMPTLY. IF YOU ATTEND THE MEETING, YOU CAN VOTE EITHER IN PERSON OR BY YOUR PROXY.

Magnum Hunter Resources, Inc.
600 East Las Colinas Boulevard, Suite 1100
Irving, Texas 75039

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PROXY STATEMENT

======================

        The proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company’s Annual Meeting of Stockholders, which will be held on September 22, 2004 at 10:00 A.M., Central Time, at the Las Colinas Country Club, 4400 North O’Connor Road, Irving, TX 75062. This proxy statement, the foregoing notice and the enclosed proxy are being sent to stockholders on or about August 20, 2004.

        The Board of Directors does not intend to bring any matter before the meeting except as specifically indicated in the notice and does not know of anyone else who intends to do so. However, if any other matters properly come before the meeting, then the persons named in the enclosed proxy, or their duly constituted substitutes acting at the meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment in such matters. If the enclosed proxy is properly executed and returned prior to voting at the meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted “FOR” the nominees of the Board of Directors in the election of two directors and “FOR” the remaining proposal(s).

        Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING SECURITIES AND SECURITY OWNERSHIP

Voting Securities

        At the close of business on August 9, 2004, the record date fixed for the determination of stockholders entitled to notice of and to vote at the meeting, there were outstanding 86,770,072 shares of the Company’s Common Stock, $.002 par value (the “Common Stock”). Holders of the Company’s Common Stock, at the close of business on the record date will be entitled to one vote per share on all proper business brought before the Meeting. In addition, the holders of the Company’s 1996 Series A Convertible Preferred Stock are entitled, on all matters submitted for a vote of the holders of shares of Common Stock, to a number of votes per share equal to the number of shares of Common Stock issuable upon conversion of one share of the 1996 Series A Convertible Preferred Stock on the date of such vote. As of August 9, 2004, there are currently 1,000,000 shares of 1996 Series A Convertible Preferred Stock issued and outstanding, which are convertible into 1,904,762 shares of Common Stock, all of which are owned by a wholly-owned subsidiary of the Company. The presence at the Meeting, in person or by proxy, of the holders of a majority of such outstanding shares will constitute a quorum. All matters brought before the Meeting will be decided by a majority of the shares represented in person or by proxy. Stockholders do not have cumulative voting rights in the election of directors. Abstentions will have the effect of a vote against a proposal. Non-votes will have no effect on the voting of any of the proposals.

Security Ownership of Certain Beneficial Owners and Management.

        The following table sets forth certain information as of March 31, 2004, regarding the share ownership of the Company by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company, (ii) each director, (iii) the Company’s Chief Executive Officer and the four other most highly compensated executive officers of the Company, and (iv) all directors and executive officers of the Company, as a group. None of the directors or executive officers named below, as of March 31, 2004, owned any shares of the Company’s Series A Preferred Stock or its 1996 Series A Convertible Preferred Stock. The business address of each officer and director listed below is: c/o Magnum Hunter Resources, Inc., 600 East Las Colinas Blvd., Suite 1100, Irving, Texas 75039.

	Common Stock Beneficially Owned
Name	Number of Shares		Percent of Class (n)
Directors and Executive Officers
Gary C. Evans	4,541,866	(a)	6.4%
Richard R. Frazier	570,956	(b)	*
Chris Tong	281,353	(c)	*
Charles R. Erwin	274,000	(d)	*
R. Douglas Cronk	170,860	(e)	*
Morgan F. Johnston	149,480	(f)	*
Gerald W. Bolfing	431,856	(g)	*
Jerry Box	62,200	(h)	*
Donald A. Erickson	4,000		*
James R. Latimer, III	15,304	(i)	*
Matthew C. Lutz	243,821	(j)	*
Jody Powers	2,000	(k)	*
John H. Trescot, Jr	107,156	(l)	*
James E. Upfield	163,492	(m)	*
All directors and executive officers as a group
(14 persons)	7,018,344		9.7%
Beneficial owners of 5 percent or more
(excluding persons named above)
Dimensional Fund Advisors, Inc.
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401	3,797,400	(o)

        * Less than one percent.

(a)	Includes 898,000 shares of Common Stock issuable upon the exercise of certain currently exercisable options. Also includes 790,151 Common Stock purchase warrants, which are currently exercisable. Also includes 17,024 shares held in the name of Jacquelyn Evelyn Enterprises, Inc., a corporation whose sole shareholder is Mr. Evans’ wife. Mr. Evans disclaims any ownership in such securities other than those in which he has an economic interest.
(b)	Includes 410,000 shares of Common Stock issuable upon the exercise of certain currently exercisable options.
(c)	Includes 214,500 shares of Common Stock issuable upon the exercise of certain currently exercisable options.
(d)	Includes 274,000 shares of Common Stock issuable upon the exercise of certain currently exercisable options.
(e)	Includes 167,500 shares of Common Stock issuable upon the exercise of certain currently exercisable options.
(f)	Includes 145,000 shares of Common Stock issuable upon the exercise of certain currently exercisable options.
(g)	Includes 40,100 shares of Common Stock issuable upon the exercise of certain currently exercisable options.

(h)	Includes 36,100 shares of Common Stock issuable upon the exercise of certain currently exercisable options.
(i)	Includes 13,100 shares of Common Stock issuable upon the exercise of certain currently exercisable options.
(j)	Includes 178,100 shares of Common Stock issuable upon the exercise of certain currently exercisable options.
(k)	Includes 2,000 shares of Common Stock issuable upon the exercise of certain currently exercisable options.
(l)	Includes 36,100 shares of Common Stock issuable upon the exercise of certain currently exercisable options. Also includes 4,833 shares held in the name of Nancy J. Trescot, Mr. Trescot’s wife.
(m)	Includes 36,100 shares of Common Stock issuable upon the exercise of certain currently exercisable options.
(n)	Percentage is calculated on the number of shares outstanding plus those shares deemed outstanding under Rule 13d-3(d) (l) under the Exchange Act.
(o)	Based on Schedule 13G filed by Dimensional Fund Advisors, Inc. on February 6, 2004.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires directors, officers and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of such equity securities. Based on information furnished to the Company and written representation that no other reports were required, to the Company’s knowledge, all applicable Section 16(a) filing requirements were complied with during the year ended December 31, 2003.

PROPOSAL I.
ELECTION OF DIRECTORS

        The Bylaws of the Company divide the Board of Directors into three (3) classes of Directors serving staggered three-year terms, with one class to be elected at each Annual Meeting. The Board of Directors has currently set the number of board members at nine. There are three members in the Class I director group, three members in the Class II director group and three members in the Class III director group. Mr. James E. Upfield, a Director in the Class II director group, is not standing for re-election and is retiring from the Board on September 22, 2004. Mr. Donald A. Erickson, elected to the Board in February 2004, joined the Class I director group and is a nominee for Director being voted upon at this meeting. As of September 22, 2004, there will be a vacancy in the Class II director group.

        At this year’s meeting, (i) two (2) Directors from the Class II director group are to be elected for a term of three (3) years, each to hold office until the expiration of his term in 2007 or until a successor shall have been qualified and elected and (ii) one (1) Director from the Class I director group is to be elected for a remaining term of two (2) years, to hold office until the expiration of his term in 2006 or until a successor shall have been qualified and elected. The terms of the remaining Directors will continue as indicated below.

        The shares represented by proxies, returned duly executed, will be voted, unless otherwise specified, in favor of the three (3) nominees for the Board of Directors named below. Each of the nominees is now serving as a Director.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE THREE (3) NOMINEES AS DIRECTORS OF THE COMPANY.

Information Regarding Nominees for Election of Directors

Class II Directors

Name	Age	Term Served	Position(s) With Company
Matthew C. Lutz	69	Dec. 1995	Director
John H. Trescot, Jr	78	June 1997	Director
Vacant

Matthew C. Lutz has served as Director of the Company since December 1995. Mr. Lutz served as Chairman of the Company from March 1997 to September 2001 after having previously served as Vice Chairman since December 1995. Mr. Lutz also served as Executive Vice President of the Company from December 1995 to September 2001. Mr. Lutz held similar positions with Hunter Resources, Inc. from September 1993 until October 1996. From 1984 through 1992, Mr. Lutz was Senior Vice President of Exploration and served on the Board of Directors of Enserch Exploration, Inc. with responsibility for that company’s worldwide oil and gas exploration and development program. Prior to joining Enserch, Mr. Lutz spent 28 years with Getty Oil Company. He advanced through several technical, supervisory and managerial positions which gave him various responsibilities including exploration, production, lease acquisition, administration and financial planning.

John H. Trescot, Jr. has served as a Director of the Company since June 1997. Mr. Trescot has been the principal of AWA Management Corporation, a consulting firm specializing in financial evaluations. Mr. Trescot began his professional career as an engineer with Shell Oil Company. Later, Mr. Trescot joined Hudson Pulp & Paper Corp. (now a part of Georgia-Pacific Corp.), where he served 19 years in various positions in woodlands and pulp and paper, advancing to the position of Senior Vice President, Southern Operations. Mr. Trescot then became Vice President of The Charter Company, a multi-billion dollar corporation with operations in oil, communications and insurance. In 1979, Mr. Trescot became the Chief Executive Officer of JARI, a timber, pulp and mining operation in the Amazon Basin of Brazil owned by billionaire D.K. Ludwig. During 1982-89, while he was the Chief Executive Officer of TOT Drilling Corp., TOT drilled many deep wells in west Texas and New Mexico for major and independent oil companies. He is a bank director and multi-engine pilot. Mr. Trescot received a B.M.E. degree from Clemson University and an M.B.A. from Harvard University.

Class I Director

Name	Age	Term Served	Position(s) With Company
Donald A. Erickson	60	February 2004	Director

Donald A. Erickson has served as a Director of the Company since Februrary 2004. Mr. Erickson spent nearly 20 years with Ernst & Young, LLC in its corporate finance group. During his career at Ernst & Young, he was the National Director of Valuation and the market leader for the Southwest Region Valuation Practice. Mr. Erickson’s responsibilities included the valuation of business interests and intangible assets. Prior to his tenure at Ernst & Young, Mr. Erickson was a Vice President for two national valuation firms and served as an officer in the United States Army. He retired from Ernst & Young in June 2003. Currently, Mr. Erickson is the President of Erickson Partners, LLC, a valuation consulting and financial advisory firm. A 1965 graduate of Santa Clara University with a B.S.C. degree, Mr. Erickson also holds an M.B.A. degree from the University of Oregon. He is a graduate of the Ernst & Young Kellog Executive Program at Northwestern University. Mr. Erickson is an Accredited Senior Appraiser (ASA) with the American Society of Appraisers and has served as the National Chairman of its Business Valuation Committee.

Terms Expiring in 2005

Class III Directors

Name	Age	Term Served	Position(s) With Company
Gary C. Evans	46	Dec. 1995	Chairman, President and Chief Executive Officer
Jerry Box	64	Mar. 1999	Director
Jody Powers	57	Sept. 2003	Director

Gary C. Evans has served as President, Chief Executive Officer and Director of the Company since December 1995 (Mr. Evans became Chariman in September 2001) and Chairman and Chief Executive Officer of all of the Magnum Hunter subsidiaries since their formation or acquisition. In 1985, Mr. Evans formed the predecessor company, Hunter Resources, Inc., that was merged into and formed Magnum Hunter some ten years later. From 1981 to 1985, Mr. Evans was associated with the Mercantile Bank of Canada, where he held various positions including Vice President and Manager of the Energy Division of the Southwestern United States. From 1978 to 1981, he served in various capacities with National Bank of Commerce (now BancTexas, N.A.) including Credit Manager and Credit Officer. Mr. Evans serves on the board of directors of Novavax, Inc., a NASDQ listed pharmaceutical company. He additionally serves on the board of two private Texas-based companies in which the company owns an interest, including (i) Swanson Consulting Services, Inc., a geological consulting firm and (ii) Metrix Networks, Inc., a company that provides web-enabled automation to the oil and natural gas industry. He also serves as a Trustee of TEL Offshore Trust, a NASDQ listed oil and gas trust of which the Company owns an approximate 29% interest. Mr. Evans additionally serves on the Board of Advisors of the Maguire Energy Institute at Southern Methodist University. Mr. Evans was recently recognized by Ernst and Young as the Southwest Area 2004 Entrepreneur of the Year for the Energy Sector.

Jerry Box has served as Director of the Company since March 1999. From February 1998 to March 1999, he served in the position of President and Chief Operating Officer, and as a director of Oryx Energy Company. From December 1995 to February 1998, he was Executive Vice President and Chief Operating Officer of Oryx. From December 1994 through November 1995, he served as Executive Vice President, exploration and production of Oryx. Previously, he served as Senior Vice President, exploration and production of Oryx. Mr. Box attended Louisiana Tech University, where he received B.S. and M.S. degrees in geology, and is also a graduate of the Program for Management Development at the Harvard University Graduate School of Business Administration. Mr. Box served as an officer in the U.S. Air Force from 1961 to 1966. Mr. Box is a former member of the Policy Committee of the U.S. Department of the Interior’s Outer Continental Shelf Advisory Board, past Chairman and Vice Chairman of the American Petroleum Institute’s Exploration Affairs subcommittee, and a former President of the Dallas Petroleum Club. Mr. Box currently serves on the boards of Ascent Energy, a privately held oil and gas company, and Newpark Resources, Inc., an oilfield service company traded on the NYSE.

Jody Powers has served as Director of the Company since September 2003. Mr. Powers spent 34 years of his career with Halliburton Company and various subsidiaries with increasing levels of domestic and international management responsibilities, culminating with his retirement in May 2002, at which point he held the executive position of President of Halliburton Energy Services. A 1968 graduate of the University of Houston, Mr. Powers is a current member of the Society of Petroleum Engineers and the 25 Year Club of the Petroleum Industry.

Terms Expiring in 2006

Remaining Class I Directors

Name	Age	Term Served	Position With Company
Gerald W. Bolfing	74	Dec. 1995	Director
James R. Latimer, III	57	Mar. 2002	Director

Gerald W. Bolfing has served as Director of the Company since December 1995. Mr. Bolfing was appointed a director of Hunter Resources, Inc. in August 1993. He is an investor in the oil and gas business and a past officer of one of Hunter Resources’ former subsidiaries. From 1962 to 1980, Mr. Bolfing was a partner in Bolfing Food Stores in Waco, Texas. Mr. Bolfing was involved in American Service Company in Atlanta, Georgia from 1964 to 1965, and was active with Cable Advertising Systems, Inc. of Kerrville, Texas from 1978 to 1981. He joined a Hunter Resources subsidiary in the well servicing business in 1981 where he remained active until its divestiture in 1992. Mr. Bolfing serves on the board of directors of Capital Marketing Corporation of Hurst, Texas.

James R. Latimer, III has served as Director of the Company since March 2002. Mr. Latimer was a director of Prize Energy from October 2000 until it merged with the Company in 2002. Over the past eight years, Mr. Latimer has been Chairman and Chief Executive Officer of Explore Horizons, Incorporated, a privately held exploration and production company based in Dallas, Texas. Previously, Mr. Latimer was co-head of the regional office of what is now The Prudential Capital Group in Dallas, Texas, which handled energy and other financing for The Prudential Insurance Company. In addition, Mr. Latimer’s prior experience includes senior executive positions with several private energy companies, consulting with the firm of McKinsey & Co., service as an officer in the United States Army Signal Corps., and several directorships. Mr. Latimer received a B.A. degree in economics from Yale University and an M.B.A. from Harvard University. He is a Chartered Financial Analyst.

Compensation of Directors

The Company’s Board is composed of nine Directors, eight of whom have been determined by the Board to be independent. One Director receives compensation with respect to his services and in his capacities as an executive officer of the company, and no additional compensation has historically been paid for his services as a Director. The other eight Directors were not employees at December 31, 2003, and receive no compensation for their services as Directors other than as stated below. For fiscal year 2003, independent Director received a $20,000 retainer for serving as a Board member and received $1,000 per regular and committee meeting attended. In addition, for the fiscal year 2003, each independent Director was granted stock options to acquire 5,100 shares of our Common Stock at an exercise price of $5.92 per share. Finally, each chairperson of our Board of Directors committees received an annual retainer of $2,500 for acting as chairman of his respective committee. For fiscal year 2004, independent Directors will receive a $26,000 retainer (pro-rated) for serving as a Board member and, in addition, will receive $1,000 per meeting attended and $1,000 per committee meeting attended. Each chairperson of our Board of Directors’ committees will receive an annual retainer of $2,500 for acting as chairman of his respective committee. Other than the compensation stated herein, we have not entered into any arrangement, including consulting contracts, in consideration of any Director’s service on the Board.

Meetings of the Board of Directors

        The full Board of Directors met or unanimously voted on resolutions eleven times during fiscal year 2003. Each of the directors attended or acted upon at least seventy-five percent of the aggregate number of Board of Director meetings, consents, and Board of Director committee meetings or consents held or acted upon during fiscal year 2003.

        The Company’s non-management directors, which are all of the Board members other than Mr. Evans, meet at regularly scheduled executive sessions without management. The non-management directors at each meeting determine by vote who shall serve as the presiding director at those executive sessions. Persons wishing to communicate with the non-management directors may do so by writing to them at the corporate headquarters in care of the Corporate Secretary, marked Privileged and Confidential.

Committees of the Board of Directors

        The Board of Directors has three committees: (i) an Audit Committee composed of four independent Directors; (ii) a Compensation Committee composed of three independent Directors; and (iii) a Nominating and Corporate Governance Committee composed of four independent Directors.

Audit Committee Report

        The Audit Committee is currently composed of four (4) independent Directors, Gerald W. Bolfing, Donald A. Erickson, James R. Latimer, III and James E. Upfield, all non-employee Directors. The Board of Directors has made a determination that the members of the Audit Committee satisfy the requirements of the New York Stock Exchange as to independence, financial literacy, and experience.

        The Board of Directors has also determined that Mr. Latimer qualifies as an audit committee financial expert as defined in item 401(h) of Regulation S-K. No member of the Audit Committee serves on the audit committees of more than two other public companies.

        The responsibilities of the Audit Committee are set forth in the Charter of the Audit Committee, which was adopted by the Audit Committee on March 23, 2000. The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process, including oversight of the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, the Company’s systems of internal accounting and financial controls, the annual independent audit of the Company’s financial statements and the Company’s legal compliance and ethics programs as established by management and the Board. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts for this purpose if deemed necessary.

        The Audit Committee has established procedures for the receipt, retention, and treatment of complaints received regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Persons wishing to communicate with the Audit Committee may do so by calling the Company’s confidential employee hotline number disclosed on the Company’s website: www.magnumhunter.com.

        The specific responsibilities of the Audit Committee are identified in the Committee’s charter, which is available on the Company’s website at www.magnumhunter.com under the “Corporate Governance” link.

        The Audit Committee met five times in 2003 concerning activities related to fiscal 2003 matters. The following is a report on the Audit Committee’s activities relating to the fiscal year 2003 activities:

        The Audit Committee:

i.	Reviewed and discussed with the Company’s management the Company’s 2003 audited financial statements;

ii.	Discussed with the independent auditors the matters required to be discussed by SAS 61 which include, among other items, matters related to the conduct of the audit of the Company’s financial statements;

iii.	Received written disclosures and a letter from the independent auditors required by ISB Standard No. 1 (which relates to the auditor’s independence from the Company and its affiliates) and discussed with the auditors the auditor’s independence from the Company. These discussions included a review of all audit and non-audit services provided by the independent auditors to the Company;

iv.	Made a recommendation to the Board of Directors that the Company’s 2003 audited financial statements be included in the Company’s annual report on Form 10-K, based on discussions with management and the independent auditors; and

v.	Made a determination that the independent auditors performed no financial information systems design and implementation services during 2002.

Audit Committee: Gerald W. Bolfing Donald A. Erickson James R. Latimer, III James E. Upfield

Board Compensation Committee Report on Executive Compensation

        The Compensation Committee of the Board of Directors (the “Committee”) is responsible for recommending the types and levels of compensation for executive officers of the Company. The Committee is comprised of three (3) independent, non-employee Directors. Following thorough review and approval by the Committee, decisions relating to executive compensation are reported to and approved by the full Board of Directors. The Committee has directed the preparation of this report and has approved its contents and its submission to the stockholders. As provided by the rules of the United States Securities and Exchange Commission (“SEC”), this report is not deemed to be filed with the SEC, nor incorporated by reference into any prior or future fillings under the Securities Act of 1933, as amended, or the Exchange Act. The Compensation Committee, currently composed of Jerry Box, Jody Powers and John H. Trescot, Jr., makes recommendations to the Board of Directors regarding compensation for the Company’s executive officers and administers the Company’s Stock Option Plan. The Compensation Committee for the year 2003 was composed of Jerry Box, James R. Latimer, III, and John H. Trescot, Jr. In September 2003, Mr. Powers replaced Mr. Latimer on the Committee in September of 2003. The Compensation Committee met six times in 2003.

        In the Committee’s opinion, levels of executive compensation should generally be based upon the performance of the Company, the contributions of individual officers to such performance and the comparability to persons with similar responsibilities in business enterprises similar in size or nature to the Company. The Committee believes that compensation plans should align executive compensation with returns to stockholders, giving due consideration to the achievement of both long-term and short-term objectives. The Committee believes that such compensation policies and practices have allowed the Company to attract, retain and motivate its key executives.

        The compensation of the Company’s executive officers consists primarily of base salaries, discretionary bonuses and the opportunity to participate in certain incentive arrangements, including, among other programs, the granting of contractual non-qualified stock options. The ultimate benefits from these incentive programs directly relates to the future performance of the Company’s Common Stock. The Committee believes that the utilization of incentive programs that are linked to the performance of the Company’s overall financial performance closely aligns the interests of the executive with those of the Company’s stockholders. Consistent with all other full-time Company employees, the Named Executive Officers (as defined in “Executive Compensation” below) are also eligible to participate in the Company’s 401(k) Plan and ESOP Plan. The Committee believes that these plans encourage longer-term employment through gradual service-based vesting of Company contributions.

        The base salaries of the Company’s executive officers are based upon a subjective assessment of each individual’s performance, experience and other factors, which are believed to be relevant in comparison with compensation data contained in published and recognized surveys. The Committee believes that current executive officer salaries are appropriate to ensure that the Company’s executive officers’ compensation remains close to the median level of most of the comparative compensation data. All of the officers of the Company are eligible to receive discretionary incentive bonuses, based upon the Company’s overall financial achievement and a subjective review of the respective contributions to such achievement. These incentive arrangements have been extended to such executive officers for 2004. The Committee believes that an improvement in various (i) financial measures such as revenues, cash flow, earnings and indebtedness levels, and (ii) operational measures such as production, reserve additions and lifting costs from the prior year and a comparison of actual performance versus budget are appropriate standards for measuring performance and directly link the individual participant’s total potential remuneration with the accomplishment of established growth targets.

        Eligibility for participation in the various Company plans was determined after the Committee had thoroughly reviewed and taken into consideration the respective relative accountability, anticipated performance requirements and contributions to the Company by the prospective participants, including the Named Executive Officers. The Committee believes that stock options are a desirable form of long-term compensation that allow the Company to recruit and retain senior executive talent and closely connect the interests of management with stockholder value.

Tax Deduction Limitation for Executive Compensation

        Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to executive officers named in the Executive Compensation Table to $1 million, unless certain requirements are met. The Committee intends to monitor compensation paid to the Company’s executive officers so that the corporate tax deduction is maximized, while maintaining the flexibility to attract and retain qualified executives.

Compensation of the CEO

        The Committee sets the cash compensation for Mr. Evans. The Committee believes that there is necessarily some subjectivity in setting cash compensation of the Company’s executive officers and does not use pre-determined performance criteria when setting such cash compensation. In determining appropriate cash compensation levels, the Committee subjectively and quantitatively analyzes the individual’s performance, the performance of the Company and the individual’s contribution to that performance. Specific factors considered in setting bonus levels include the Company’s operational and financial results, success of the Company’s acquisition, exploration and development programs, including significant proved reserve and production increases, and prudent management of the Company’s capital structure. The Committee also considers the executive’s level and scope of responsibility, experience and the compensation practices of competitors for executives of similar responsibility and asset size.

        The minimum salary of Mr. Evans is set by an employment contract as described under “Employment Contracts and Termination of Employment and Change-in-Control Arrangements”. In setting the 2003 bonus for Mr. Evans, the Committee took into consideration his role in formulating goals and implementing the business strategy for the Company during 2003 and his performance in meeting certain individual goals set by the Committee. The Company goals included, but were not limited to: (i) increasing proved reserves; (ii) increasing average daily production; (iii) controlling the Company’s all-sources finding and development costs for 2003; (iv) controlling the Company’s lifting costs for 2003; and (v) reducing the Company’s debt-to-capitalization ratio. Mr. Evans’ individual goals included enhanced communication with the Board and employees, enhanced budget reporting to the Board and completion of an overall organizational review of the Company. During 2003, in the opinion of the members of the Compensation Committee, the Company met most of, but not all, its stated goals and objectives and Mr. Evans satisfied his individual goals for the year. The Committee also felt the Company’s achievements in 2003 will enable the Company to continue an above average growth rate in future years.

        The Committee relies heavily upon stock options to compensate the executive employees of the Company. The Committee believes that stock-based incentives encourage and reward effective management that results in long-term corporate financial success, as measured by stock appreciation. Stock-based incentives awarded to Mr. Evans and other executive officers are based on the Committee’s subjective evaluation of the employee’s ability to influence the Company’s long-term growth and profitability and to reward outstanding individual performance and contributions to the Company.

        The specific responsibilities of the Compensation Committee are identified in the Committee’s charter, which is available on the Company’s website at www.magnumhunter.com under the “Corporate Governance” link.

Compensation Committee: Jerry Box Jody Powers John H. Trescot, Jr.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee of the Board of Directors (the “Committee”)is comprised of four (4) independent, non-employee Directors. This Committee was formed in March 2003. The four (4) members of the Committee are James E. Upfield, Chairman, Jerry Box, James R. Latimer, III and Matthew C. Lutz, all of whom are independent under the NYSE corporate governance listing standards. The Committee’s responsibilities include the following: (i) general corporate oversight, including oversight of the evaluation of the performance of the Board; (ii) identify and interview individuals qualified to become Board members and recommend such individuals to the Board for selection as director nominees for the next annual meeting of stockholders and/or to fill any existing vacancies as they may occur from time to time among the directors; (iii) develop and recommend to the Board a set of corporate governance principles and guidelines applicable to the Company; (iv) develop and recommend to the Board a code of business conduct and ethics applicable to the Company; and (v) develop and recommend to the Board a code of ethics for senior financial officers applicable to the Company’s principal executive officer, principal financial officer and principal accounting officer or persons performing similar functions. The Committee met six times in 2003.

        The specific responsibilities of the Nominating/Corporate Governance Committee are identified in the Committee’s charter, which is available on the Company’s website at www.magnumhunter.com under the “Corporate Governance” link.

Performance Graph

        Set forth below is a performance graph comparing yearly cumulative total stockholder return on the Company’s Common Stock with (i) the monthly index of stocks included in the Standard and Poor’s 500 Index and (ii) the Dow Jones Oil-Secondary Index.

	S&P 500	Dow Jones Oil Secondary	Magnum Hunter Resources, Inc.
Dec 31, 1998	100	100	100
Dec 31, 1999	121	115	96
Dec 31, 2000	110	184	363
Dec 31, 2001	197	169	277
Dec 31, 2002	76	173	200
Dec 31, 2003	97	227	319

        All of these cumulative total returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the applicable years. The years compared are 1998, 1999, 2000, 2001, 2002 and 2003.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
AMONG MAGNUM HUNTER RESOURCES, INC., THE S & P 500 INDEX
AND THE DOW JONES OIL SECONDARY INDEX

[OBJECT OMITTED]

        This performance graph shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

         Executive Compensation.

        The following table contains information with respect to all cash compensation paid or accrued by the Company during the past three fiscal years to the Company’s Chief Executive Officer and each person serving as an executive officer of the Company on December 31, 2003.

Annual Compensation					Long-Term Compensation
					Awards			Payout
Name, Principal Position	Year	Salary	Bonus		Other Annual Compensation (a)	Restricted Stock	Number Options SARs	LTP Payouts	All Other Compensation
Gary C. Evans	2003	$405,000	$608,929	(e)	$7,500		128,000		$41,366	(b)
Chairman, President	2002	$375,000	--	(d)	$7,500	--	250,000	--	$35,827	(b)
and CEO	2001	$350,000	$425,000		$7,500	--	300,000	--	$33,240	(b)
Richard R. Frazier	2003	$250,000	$193,750	(e)	$6,000		74,000		$21,109	(c)
Executive V.P. and	2002	$205,000	--	(d)	$6,000	--	140,000	--	$16,570	(c)
Chief Operating Officer	2001	$190,000	$150,000		$6,000	--	125,000	--	$12,613	(c)
Chris Tong	2003	$190,000	$166,071	(e)	$6,000		46,500		$21,109	(c)
Senior V.P. and	2002	$175,000	--	(d)	$6,000	--	90,000	--	$16,570	(c)
Chief Financial Officer	2001	$165,000	$100,000		$6,000	--	75,000	--	$12,613	(c)
Charles R. Erwin	2003	$185,000	$149,464	(e)	$6,000		68,000		$21,109	(c)
Senior V.P. of Magnum	2002	$155,000	--	(d)	$6,000	--	125,000	--	$16,570	(c)
Hunter Production, Inc.	2001	$145,000	$125,000		$6,000	--	100,000	--	$10,947	(c)
R. Douglas Cronk	2003	$167,500	$ 83,036	(e)	$6,000		46,500		$21,109	(c)
Senior V.P. of Magnum	2002	$150,000	--	(d)	$6,000	--	90,000	--	$16,570	(c)
Hunter Production, Inc.	2001	$138,000	$ 75,000		$6,000	--	75,000	--	$12,613	(c)
Morgan F. Johnston	2003	$160,000	$110,714	(e)	$6,000		35,000		$21,109	(c)
Senior V.P., General	2002	$138,000	--	(d)	$4,800	--	65,000	--	$14,423	(c)
Counsel & Secretary	2001	$130,000	$ 50,000		$4,800	--	35,000	--	$12,613	(c)

(a)	Consists of a vehicle allowance paid to the employee.
(b)	Consists of compensation for acting as an individual Trustee for the TEL Offshore Trust and employer contributions to the KSOP Plan.
(c)	Consists of employer contributions to the KSOP Plan.
(d)	2002 bonuses were not earned or paid until March 2003.
(e)	2003 bonuses were not earned or paid until March 2004.
Option/SAR Grants in Last Fiscal Year
Individual Grants					Potential realizable value at assumed annual rates of stock price appreciation for option term		Alternative to (f) and (g): grant date value
Name	Number of securities underlying options/SARs granted (#) (b)	Percent of total options.SARs granted to employees in fiscal year (c)	Exercise or base price ($/Sh) (d)	Expiration date (e)	5% ($) (f)	10% ($) (g)	Grant date present value* $ (f)*
Gary C. Evans	128,000	12.8	$5.92	6/20/06			386,560
Richard R. Frazier	74,000	7.4	$5.92	6/20/06			223,480
Charles R. Erwin	68,000	6.8	$5.92	6/20/06			205,360
R. Douglas Cronk	46,500	4.6	$5.92	6/20/06			140,430
Chris Tong	46,500	4.6	$5.92	6/20/06			140,430
Morgan F. Johnston	35,000	3.5	$5.92	6/20/06			105,700

*The Black-Scholes method was used to determine the value of the option grants.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values
			Number of securities underlying unexercised options/SARs at fiscal year-end (#)	Value of unexercised in- the money options/SARs at fiscal year-end ($)
Name (a)	Shares acquired on exercise (#) (b)	Value Realized ($) (c)	Exercisable/ unexercisable (d)	Exercisable/ unexercisable (e)
Gary C. Evans	494,921	$1,435,271	898,000 / 330,000	$3,195,020 / $842,250
Richard R. Frazier	--	--	410,000 / 154,000	$1,579,240 / $431,870
Charles R. Erwin	--	--	274,000 / 135,000	$752,780 / $384,000
R. Douglas Cronk	22,000	$154,000	167,500 / 94,000	$426,665 / $270,845
Chris Tong	--	--	214,500 / 92,000	$799,635 / $267,700
Morgan F. Johnston	--	--	145,000 / 60,000	$544,880 / $187,057

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

       Mr. Gary C. Evans, Mr. Richard R. Frazier, Mr. Chris Tong, Mr. R. Douglas Cronk, Mr. Charles R. Erwin and Mr. Morgan F. Johnston each have employment agreements with the company. Mr. Evans’ agreement terminates January 1, 2006, continuing thereafter on a year-to-year basis, and provides for a salary of $300,000 per annum, unless increased by the Board. Mr. Evans’ salary for the year 2004 is $438,000. Mr. Frazier’s agreement terminates January 1, 2006, continuing thereafter on a year-to-year basis, and provides for a salary of $175,000 per annum unless increased by the Board. Mr. Frazier’s salary for the year 2004 is $280,000. Mr. Tong’s agreement terminates January 1, 2006, continuing thereafter on a year-to-year basis, and provides for a salary of $190,000 per annum, unless increased by the Board. Mr. Tong’s salary for the year 2004 is $210,000. Mr. Cronk’s agreement terminates January 1, 2006, continuing thereafter on a year-to-year basis, and provides for a salary of $167,500 per annum, unless increased by the Board. Mr. Cronk’s salary for the year 2004 is $185,000. Mr. Erwin’s agreement terminates January 1, 2006, continuing thereafter on a year-to-year basis, and provides for a salary of $185,000 per annum unless increased by the Board. Mr. Erwin’s salary for the year 2004 is $210,000. Mr. Johnston’s agreement terminates January 1, 2006, continuing thereafter on a year-to-year basis, and provides for a salary of $180,000 per annum unless increased by the Board. Mr. Johnston’s salary for the year 2004 is $180,000. All of the agreements provide that the same benefits supplied to other company employees shall be available to the employee. The employment agreements also contain, among other things, covenants by the employee that in the event of termination, he will not compete with the Company in certain geographical areas or hire any of our employees for a period of two years after cessation of employment.

        In addition, all of the agreements contain a provision that, in the event there is a change in control, the employee’s position is terminated, or the employee leaves for a good cause, the employee is entitled to receive immediately, in one lump sum, certain compensation. In the case of Mr. Evans and Mr. Frazier, the employee shall receive three times the employee’s current base salary and bonus, plus any other compensation received by him in the last fiscal year. In the case of Mr. Tong, Mr. Cronk, Mr. Erwin and Mr. Johnston, the employee shall receive two times the employee’s base salary and bonus, plus any other compensation received by him in the last fiscal year. Also, any medical, dental and group life insurance covering the employee and his dependents shall continue until the earlier of (i) 12 months after the change in control or (ii) the date the employee becomes a participant in the group insurance benefit program of a new employer. We also have key man life insurance on Mr. Evans in the amount of $12,000,000.

Principal Occupations of Other Officers of the Company and its Subsidiaries.

        Richard R. Frazier has served as Executive Vice President and Chief Operating Officer of the Company since January 1, 2003, and has served as President and Chief Operating Officer of Magnum Hunter Production, Inc. and Gruy Petroleum Management Company (“Gruy”) since January 1994. From 1977 to 1993, Mr. Frazier was employed by Edisto Resources Corporation in Dallas, serving as Executive Vice President Exploration and Production from 1983 to 1993, where he had overall responsibility for its property acquisition, exploration, drilling, production, gas marketing and engineering functions. From 1972 to 1976, Mr. Frazier served as District Production Superintendent and Petroleum Engineer with HNG Oil Company (now Enron Oil & Gas Company) in Midland, Texas. Mr. Frazier’s initial employment, from 1968 to 1971, was with Amerada Hess Corporation as a petroleum engineer involved in numerous projects in Oklahoma and Texas. Mr. Frazier graduated in 1970 from the University of Tulsa with a Bachelor of Science Degree in Petroleum Engineering. He is a registered Professional Engineer in Texas and a member of the Society of Petroleum Engineers and many other professional organizations.

        Chris Tong has served as Senior Vice President and Chief Financial Officer of the Company since August 1997. Previously, Mr. Tong was Senior Vice President of Finance of Tejas Acadian Holding Company and its subsidiaries including Tejas Gas Corp., Acadian Gas Corporation and Transok, Inc., all of which were wholly-owned subsidiaries of Tejas Gas Corporation. In January 1998, Tejas Gas Corporation was acquired by Shell Oil. Mr. Tong had held these positions since August 1996, and served in other treasury positions with Tejas beginning August 1989. He was also responsible for managing Tejas’ property and liability insurance. From 1980 to 1989, Mr. Tong served in various energy lending capacities with Canadian Imperial Bank of Commerce, Post Oak Bank, and Bankers Trust Company in Houston, Texas. Prior to his banking career, Mr. Tong also served over a year with Superior Oil Company as a Reservoir Engineering Assistant. Mr. Tong is a summa cum laude graduate of the University of Southwestern Louisiana with a Bachelor of Arts degree in Economics and a minor in Mathematics. He serves on the board of two private Texas-based companies in which the company owns various minority interests including (i) NGTS, LLC., a Dallas-based natural gas marketing company and (ii) Metrix Networks, Inc., a Grapevine-based company that provides Web-enabled automation to the oil and natural industry.

        R. Douglas Cronk has served as Senior Vice President of Operations for Magnum Hunter Production, Inc. and Gruy since December 1998. He has served as Vice President of Operations for the two companies since May 1996, when the Company acquired from Mr. Cronk Rampart Petroleum, Inc., based in Abilene, Texas. Rampart had been an active operating and exploration company in the north central and west Texas region since 1983. Prior to the formation of Rampart, Mr. Cronk was an independent oil and gas consultant in Houston, Texas for approximately two years. From 1974 to 1981, Mr. Cronk held various positions with subsidiaries of Deutsch Corporation of Tulsa, Oklahoma, including Southland Drilling and Production where he became Vice President of Drilling and Production. Mr. Cronk is a Chemical Engineer graduate from the University of Tulsa.

        Charles R. Erwin has served as Senior Vice President of Exploration for Magnum Hunter Production, Inc. and Gruy since July 2000. He became Vice President of Exploration for Magnum Hunter Production, Inc. and Gruy in January 2000. Mr. Erwin initially served as Manager of Exploration for Gruy beginning in May of 1999. Mr. Erwin received a Masters in Geology from the University of Wisconsin – Milwaukee. He has 27 years experience in the oil and gas industry. Prior to his employment with Gruy, Mr. Erwin worked for Enserch Exploration for 22 years holding various positions including Exploration Manager – East Texas, Exploration Manager – Texas and Louisiana Gulf Coast and Director Exploration Offshore and International.

        M. Bradley Davis has served as Senior Vice President — Capital Markets & Corporate Development of the Company since September 2002. Mr. Davis has 21 years of experience and direct involvement in all facets of the energy industry, including nine years as a Senior Equity Research Analyst specializing in the small-to-mid capitalization Independent Exploration and Production sector. Previously, Mr. Davis was Senior Vice President and Senior Energy Analyst for SWS Securities (formerly Southwest Securities), a Dallas, Texas based full-service investment banking firm. Mr. Davis also has been affiliated as a Senior Energy Analyst with CIBC World Markets, BT. Alex Brown, Williams MacKay Jordan and Fitch Investors Service. Mr. Davis’ professional background also includes ten years as an energy corporate finance specialist with The Bank of New York and Texas Commerce Bancshares. Mr. Davis began his career in the management training program of an internationally focused offshore drilling contractor. A native of Odessa, Texas, Mr. Davis received his Bachelor of Arts degree from Baylor University in 1981, majoring in Business Administration and Political Science (International Relations).

        Morgan F. Johnston has served as Senior Vice President, General Counsel of the Company since January 2003. He previously served as the Company’s Vice President and General Counsel since April 1997. He has also served as the Company’s Secretary since May 1996. Mr. Johnston was in private practice as a sole practitioner from May 1996 to April 1997, specializing in corporate and securities law. From February 1994 to May 1996, Mr. Johnston served as general counsel for Millennia, Inc. and Digital Communications Technology Corporation, two American Stock Exchange listed companies. He also previously served as securities counsel for Motel 6 L.P., a New York Stock Exchange listed company. Mr. Johnston graduated cum laude from Texas Tech Law School in May 1986 and was also a member of the Texas Tech Law Review. He is licensed to practice law in the State of Texas. He is a member of the American Society of Corporate Secretaries and a member of the Texas General Counsel Forum.

        David S. Krueger has served as Vice President and Chief Accounting Officer of the Company since January 1997. Mr. Krueger acted as Vice President-Finance of Cimarron Gas Holding Co., a gas processing and natural gas liquids marketing company in Tulsa, Oklahoma, from April 1992 until January 1997. He served as Vice President/ Controller of American Central Gas Companies, Inc., a gas gathering, processing and marketing company from May 1988 until April 1992. From 1974 to 1986, Mr. Krueger served in various managerial capacities for Southland Energy Corporation. From 1971 to 1973, Mr. Krueger was a staff accountant with Arthur Andersen LLP. Mr. Krueger, a certified public accountant, graduated from the University of Arkansas with a B.S./B.A. degree in Business Administration and earned his M.B.A. from the University of Tulsa.

        Gregory L. Jessup has served as Vice President Land — Offshore for Magnum Hunter Production, Inc., a wholly-owned subsidiary of the Company and Gruy, since April 17, 1998. Mr. Jessup joined the Company as Land Manager May 1, 1997. From 1982 May 1997, Mr. Jessup served as Land Manager of Ken Petroleum Corporation of Dallas, managing its Land and Regulatory Department as well as managing its crude oil marketing business. During his tenure as Land Manager, Mr. Jessup has been actively involved in all phases of land operations, including negotiations, acquisitions and administration. Mr. Jessup holds a Bachelor of Business Administration degree in Management from Texas Tech University and is a Certified Professional Landman.

        Richard S. Farrell has served as Vice President Land — Onshore for Magnum Hunter Production, Inc., a wholly-owned subsidiary of the Company and Gruy, since March 2002. Mr. Farrell oversees a staff responsible for all of the corporation’s onshore land, A & D, administrative and some litigation functions. Prior to his employment with the Corporation, Mr. Farrell served as Land Manager and then, Vice President — Land for Prize Energy Resources Corp. from July 1999 until March 2000. From 1996 until July 1999 he was the Senior Division Landman and Team Leader for the South Texas Business Unit of Pioneer Natural Resources USA, Inc. Prior to that time, he held various land related positions in both large and small oil companies including Vice President – Land for Rancho Resources Corporation (an independent oil and gas exploration company) and Executive Vice President for its parent company, Solaris Energy Corporation. Mr. Farrell earned his Bachelor’s Degree in marketing from the University of Richmond where he also was honored with designation in Who’s Who in American College Students.

        David M. Keglovits has served as Vice President and Controller of the Company and its subsidiaries since 1999. Prior to 1999, Mr. Keglovits served as Vice President and Controller of Gruy. Mr. Keglovits joined Gruy in March 1977 as an accountant and later held the positions of Assistant Controller and Controller. From December 1974 to December 1976, Mr. Keglovits was employed by Bell Helicopter International in its financial management office in Tehran, Iran. Mr. Keglovits was graduated with honors from the University of Texas at Austin with a B.B.A. in Accounting.

        Earl Krieg, Jr. has served as Manager of Engineering for Gruy since May 1999. Mr. Krieg became Vice President of Engineering for Magnum Hunter Production, Inc. and Gruy in January 2000. Mr. Krieg was employed by The Wiser Oil Company for the five years prior to joining the Company in various capacities including Manager of Operations and Manager of Secondary Recovery. Mr. Krieg has 26 years of experience in various reservoir engineering, operations, acquisitions and management roles with Chevron, General Crude, Edisto and, most recently, The Wiser Oil Company. Mr. Krieg is a Registered Professional Engineer in Texas and was an officer in the Society of Petroleum Evaluation Engineers in 1989. Mr. Krieg graduated from Texas A&M University in 1975 with a B.S. degree in petroleum engineering.

        Howard M. Tate has served as Vice President of Finance for the Company since April 2002. From 1999 until April 2002, Mr. Tate was employed at Marine Drilling Companies, Inc., and its successor Pride International, Inc., located in Houston, Texas, where he served as Treasurer. During the period from September 1995 until August 1999, Mr. Tate served as Director — Corporate Finance and, in other various treasury department positions with Tejas Energy, LLC (formerly Tejas Gas Corporation) and from January 1991 through September 1995, he worked as a Senior Project Finance Analyst with Tenneco Gas. Mr. Tate holds a Bachelor of Science degree in Accounting and Finance from Oklahoma State University and a Master of Business Administration from the University of Houston.

PROPOSAL II.
PROPOSAL TO APPROVE 2004 LONG-TERM INCENTIVE COMPENSATION PLAN

        The second proposal before the stockholders is the approval of a new omnibus stock and incentive plan. The Board adopted the 2004 Long-Term Incentive Compensation Plan (“2004 Plan”) or “Plan” on April 19, 2004, subject to approval by the stockholders. The 2004 Plan is intended to replace the current stock option plan adopted in July 2001 (“2001 Plan”) and also provides for the potential issuance of restricted stock, stock appreciation rights and performance awards, none of which are allowed under the 2001 Plan. The 2004 Plan, if approved, will be effective January 1, 2004, and will terminate ten years later on January 1, 2014. No awards will be granted under the 2004 Plan prior to its approval by the stockholders of the Company. THE FULL TEXT OF THE NEW PLAN IS ATTACHED AS EXHIBIT A.

Current Stock Option Plan

        Options to purchase 6,495,000 shares of Common Stock may be granted pursuant to the 2001 Plan. The options granted pursuant to the 2001 Plan may be either Incentive Options or Non-Qualified Options. The 2001 Plan provides incentives to key employees and other persons who have or are contributing to the success of the Company by offering them options to purchase shares of the Company’s Common Stock. The terms of the 2001 Plan concerning Incentive Options and Non-Qualified Options are substantially the same except that only employees of the Company or its subsidiaries are eligible for Incentive Options and employees, directors and other persons who have contributed or are contributing to the success of the Company are eligible for Non-Qualified Options. The number of stock options authorized is a maximum aggregate so that the number of Incentive Options granted reduces the number of Non-Qualified Options that may be granted. As of December 31, 2003, there were 2,064,424 options to purchase Common Stock available for future issuance under the 2001 Plan. It is our intent to discontinue issuing options under the 2001 Plan upon stockholder approval of the 2004 Plan.

Purpose of the Plan

        The primary purpose of the Plan is to promote the interests of the Company and its shareholders through (i) the attraction and retention of executive officers and other key employees essential to the success of the Company; (ii) the motivation of executive officers and other key employees through performance-related incentives linked to long-range performance goals and the interests of Company shareholders; and (iii) the enabling of such employees to share in the long-term growth and success of the Company.

Shares Subject to the Plan

        The Plan initially authorizes a total of 5,000,000 shares of Common Stock that may be issued under the Plan. These authorized amounts are subject to adjustment upon certain changes in our capitalization.

Administration of the Plan

        The Plan will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee shall have the duties to:

(i)	determine the terms and conditions upon which awards may be made and exercised;
(ii)	determine the participants to which awards shall be made;
(iii)	determine all terms and provisions of each Agreement, which need not be identical for types of awards nor for the same type of Award to different Participants;
(iv)	construe and interpret all terms, conditions and provisions of the Plan and all Agreements;
(v)	establish, amend, or waive rules or regulations for the Plan’s administration;
(vi)	accelerate the exercisability of any award, the length of a Performance Period or the termination of any Period of Restriction; and
(vii)	make all other determinations and take all other actions necessary or advisable for the administration or interpretation of the Plan.

        The Compensation Committee may seek the assistance or advice of any persons it deems necessary to the proper administration of the Plan. The Compensation Committee may designate an administrator to carry out certain primarily administrative or ministerial functions.

        The Board of Directors may amend the Plan and awards, provided that it may not, without stockholder approval:

(i)	increase the number of shares authorized for the Plan or change the class of eligible participants;
(ii)	grant awards which expire beyond the maximum 10-year period;
(iii)	make any changes for which applicable law or authority would require stockholder approval; or
(iv)	make any amendment that would substantially impair any award previously granted to any holder without the consent of such holder.

Eligibility

        The Compensation Committee shall have sole and complete discretion in determining those Key Employees who shall participate in the Plan. The Compensation Committee may request recommendations for individual awards from the Company’s Chief Executive Officer and may delegate to the Chief Executive Officer the authority to make Awards to Participants who are not Executive Officers of the Company.

Stock Incentives Under the New Stock Incentive Plan

        We believe the use of stock incentives will promote the growth in value of our stock and the enhancement of long-term stockholder return.

        The Plan authorizes the grant of:

(i)	incentive and non-qualified stock options;
(ii)	restricted stock awards and restricted stock units;
(iii)	performance awards and bonus stock; and
(iv)	stock appreciation rights.

        The specific terms of each of these grants are determined by the Compensation Committee, subject to compliance with the provision of applicable income tax, securities and other laws and regulations and terms of the Plan.

        STOCK OPTIONS. The Compensation Committee determines the term, vesting and exercisability of options granted under the Plan. The exercise price of the option is set by the Compensation Committee, but may not be less than one hundred percent (100%) of the closing price on the New York Stock Exchange on the date of grant. The Plan provides that options are allocated at the discretion of the Compensation Committee.

        The Plan provides that the option exercise price may be paid in cash, by check, by cash equivalent, with shares of Common Stock (but only where expressly permitted in the option and only with shares owned for six months), or a combination of the above. An option holder must also make adequate provision for the withholding of applicable income and employment taxes, if any, relating to the exercise of the option, which may include, if permitted by the Compensation Committee, the optionee’s surrender of shares of Common Stock in an amount necessary to satisfy the minimum withholding and employment taxes.

        Options are not transferable. There are additional restrictions on the exercise price and term of the option if an Incentive Stock Option is awarded to a person who owns more than 10% of our outstanding Common Stock.

        RESTRICTED STOCK AWARDS. Grants of shares of restricted stock will be subject to such terms, conditions, restrictions or limitations as the Compensation Committee deems appropriate, including the determination of who votes the restricted shares. The Plan gives the Compensation Committee the discretion to accelerate the date on which restrictions lapse with regard to a restricted stock award. During the restricted period, the certificates representing the stock award will bear a restrictive legend and will be held by the Company together with any dividends or distributions thereon if applicable, and will remain a general asset of the Company until the conclusion of the restricted period.

        The Compensation Committee believes that restricted stock grants provide a meaningful retention plan and further incentivize management to increase stockholder value over the course of the restricted stock’s vesting schedule. Furthermore, the Compensation Committee believes that under such an arrangement additional performance related incentives would be appropriate, which, if met, would accelerate the vesting schedule. If the Plan is approved, the Compensation Committee will consider the grant of restricted stock to the officers of the Company under a long-term (perhaps up to 10 years) vesting schedule. The definitive terms, conditions, awards and allocation will be considered by the Board following stockholder approval.

        PERFORMANCE AWARDS AND BONUS STOCK. The new Plan allows for the grant of performance stock awards or bonus stock contingent upon the attainment of certain performance objectives as defined by the Compensation Committee. The performance objectives to be achieved during the performance period and the measure of whether and to what degree such objectives have been attained will also be determined by the Compensation Committee. The performance award may be payable in cash or stock or a combination of cash and stock.

        STOCK APPRECIATION RIGHTS. The Plan allows for the grant of free standing stock appreciation rights or in tandem with a stock option or performance award. The stock appreciation right gives a participant the right to receive the appreciation in the fair market value of the related award between the award grant date and the exercise date, payable in cash, shares of Common Stock (having a fair market value equal to the appreciation in value) or any combination thereof, less the minimum obligation for federal and state withholding taxes with respect to such exercise.

Change in Control

        A change of control occurs if:

(i)	there is a change in the majority of the incumbent directors; or

(ii)	a party acquires 20% or more of our Common Stock and becomes the largest beneficial owner of the Company;

(iii)	a merger or consolidation take place in which the Company shall not be the surviving corporation; or

(iv)	there is a sale of 50% or more of the assets of the Company.

        In the event of a change in control, all stock awards not acquired by the Company will become immediately exercisable or vested. In this event, the participant may be required to exercise such award within a specified time period from the date of notice of change in control. A change in the ownership, assets or directors of a subsidiary will not constitute a change in control.

Federal Income Tax Considerations

        Under current U.S. federal tax law, the following are the U.S. federal income tax consequences generally arising with respect to awards made under the Plan.

        EXERCISE OF INCENTIVE STOCK OPTION AND SUBSEQUENT SALE OF SHARES. A participant who is granted an Incentive Stock Option does not realize taxable income at the time of the grant or at the time of exercise. If the participant makes no disposition of shares acquired pursuant to the exercise of an Incentive Stock Option before the later of two years from the date of grant or one year from such date of exercise (“statutory holding period”), any gain (or loss) realized on such disposition will be recognized as a long-term capital gain (or loss). Under such circumstances, the Company will not be entitled to any deduction for federal income tax purposes.

        However, if the participant disposes of the shares during the statutory holding period, that will be considered a disqualifying disposition. Provided the amount realized in the disqualifying disposition exceeds the exercise price, the ordinary income a participant shall recognize in the year of a disqualifying disposition will be the lesser of (i) the excess of the amount realized over the exercise price, or (ii) the excess of the fair market value of the shares at the time of the exercise over the exercise price; and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by such participant. The ordinary income recognized by the participant is not considered wages and the Company is not required to withhold, or pay employment taxes, on such ordinary income. Finally, in addition to the ordinary income described above, the participant shall recognize capital gain on the disqualifying disposition in the amount, if any, by which the amount realized in the disqualifying disposition exceeds the fair market value of the shares at the time of the exercise, and shall be long-term or short-term capital gain depending on the participant’s post-exercise holding period for such shares.

        Special tax rules apply when all or a portion of the exercise price of an Incentive Stock Option is paid by delivery of already owned shares, but generally it does not materially change the tax consequences described above.

        Notwithstanding the favorable tax treatment of Incentive Stock Options for regular tax purposes, as described above, for alternative minimum tax purposes, an Incentive Stock Option is generally treated in the same manner as a non-qualified stock option. Accordingly, a participant must generally include as alternative minimum taxable income for the year in which an Incentive Stock Option is exercised, the excess of the fair market value of the shares acquired on the date of exercise over the exercise price of such shares. However, to the extent a participant disposes of such shares in the same calendar year as the exercise, only an amount equal to the optionee’s ordinary income for regular tax purposes with respect to such disqualifying disposition will be recognized for the optionee’s calculation of alternative minimum taxable income in such calendar year.

        EXERCISE OF NON-QUALIFIED STOCK OPTION AND SUBSEQUENT SALE OF SHARES. A participant who is granted a non-qualified stock option does not realize taxable income at the time of the grant, but does recognize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired on the date of exercise over the exercise price of such shares, and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by such participant. The ordinary income recognized by the participant is considered supplemental wages and the Company is required to withhold, and the Company and the participant are required to pay applicable employment taxes on such ordinary income.

        Upon the subsequent disposition of shares acquired through the exercise of a non-qualified stock option, any gain (or loss) realized on such disposition will be recognized as a long-term, or short-term, capital gain (or loss) depending on the participant’s post-exercise holding period for such shares.

        LAPSE OF RESTRICTIONS ON RESTRICTED STOCK AND SUBSEQUENT SALE OF SHARES. A participant who has been granted an award of restricted stock does not realize taxable income at the time of the grant. When the restrictions lapse, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares, and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by such participant. The ordinary income recognized by the participant is considered supplemental wages and the Company is required to withhold, and the Company and the participant are required to pay, applicable employment taxes on such ordinary income. Upon the subsequent disposition of the formerly restricted shares, any gain (or loss) realized on such disposition will be recognized as a long-term, or short-term, capital gain (or loss) depending on the participant’s holding period for such shares after their restrictions lapse.

        Under Section 83(b) of the Code, a participant who receives an award of restricted stock may elect to recognize ordinary income for the taxable year in which the restricted stock was received equal to the excess of the fair market value of the restricted stock on the date of the grant, determined without regard to the restrictions, over the amount (if any) paid for the restricted stock. Any gain (or loss) recognized upon a subsequent disposition of the shares will be capital gain (or loss) and will be long term or short term depending on the post-grant holding period such shares. If, after making the election, a participant forfeits any shares of restricted stock, or sells restricted stock at a price below its fair market value on the date of grant, such participant is only entitled to a tax deduction with respect to the consideration (if any) paid for the restricted stock, not the amount elected to be included as income at the time of grant.

        STOCK APPRECIATION RIGHTS AND PERFORMANCE AWARDS. A participant who is granted a stock appreciation right does not realize taxable income at the time of the grant, but does recognize ordinary income at the time of exercise of the stock appreciation right in an amount equal to the excess of the fair market value of the shares (on the date of exercise) with respect to which the stock appreciation right is exercised, over the grant price of such shares, and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by the such participant.

        An individual who has been awarded a performance award does not realize taxable income at the time of the grant, but does recognize ordinary income at the time the award is paid equal to the amount of cash (if any) paid and the fair market value of shares (if any) delivered, and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by the such participant.

        The ordinary income recognized by a participant in connection with a stock appreciation right or performance award is considered supplemental wages and the Company is required to withhold, and the Company and the participant are required to pay applicable employment taxes on such ordinary income. To the extent, if any, that shares are delivered to a participant in satisfaction of either the exercise of a stock appreciation right or the payment of a performance award, upon the subsequent disposition of such shares any gain (or loss) realized will be recognized as a long-term, or short-term, capital gain (or loss) depending on the participant’s post-delivery holding period for such shares.

        The following table sets forth information with respect to the equity compensation plans available to our directors, officers and employees as of December 31, 2003:

Equity Compensation Plan
Plan Category	(A) Number of securities to be issued upon exercise of outstanding options and warrants	(B) Weighted-average exercise price of outstanding options and warrants	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans
approved by security holders	11,628,801	11.81	2,064,424
Equity compensation plans
not approved by security
holders	2,340,420	5.96	--

        The closing sale price of the Company’s Common Stock, as quoted on the New York Stock Exchange, at the close of business on August 9, 2004 was $10.12 per share.

Board of Directors’ Recommendation

         The Board believes that the proposed adoption of the 2004 Long-Term Incentive Compensation Plan is in the best interests of the Company and its stockholders for the reasons stated above. This proposal requires a simple majority of votes cast at the meeting, provided that there is a quorum. OUR BOARD OF DIRECTORS BELIEVES THAT OUR 2004 LONG-TERM INCENTIVE COMPENSATION PLAN IS AN INTEGRAL PART OF OUR OVERALL COMPENSATION PLAN AND RECOMMENDS THAT YOU VOTE FOR ITS APPROVAL. Unless otherwise directed by a proxy marked to the contrary, it is the intention of management to vote the proxies for the approval of the Plan.

PROPOSAL III.
INDEPENDENT PUBLIC ACCOUNTANTS

        The Board of Directors of the Company has appointed the firm of Deloitte & Touche LLP as independent auditors of the Company for its fiscal year ended December 31, 2004, and is submitting such selection to the Company’s stockholders for their ratification. The Board recommends that such appointment be approved by the stockholders. The Company’s independent auditors for its fiscal years ended December 31, 1996 through 2003 was Deloitte & Touche LLP. The affirmative vote of a majority of the shares of Common Stock present or represented at the meeting is necessary to ratify the appointment of Deloitte & Touche LLP. A representative of Deloitte & Touche LLP is expected to be present at the meeting, will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions. If the foregoing proposal is not approved, or if Deloitte & Touche LLP declines to act or otherwise becomes incapable of performing, or if its appointment is otherwise discontinued, the Board of Directors will appoint other independent accountants whose appointment for any period subsequent to fiscal year 2004 will be subject to approval by the stockholders at the 2005 Annual Meeting.

	For the Year Ended December 31,
	2003	2002
Audit (a)	$135,000	$217,300
Audit-Related Fees	94,339	301,551
Tax Fees	--	--
All Other Fees (b)	95,000	111,490

	$324,339	$630,341

(a)	Includes fees paid to Deloitte & Touche for final audits related to the Prize merger during 2002.
(b)	Consists of fees paid to Deloitte & Touche for annual audits of Teal Hunter, LP and Mallard Hunter, LP, of which Magnum Hunter is the 5% and 1% general partner, respectively.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

STOCKHOLDER’S PROPOSALS AND OTHER MATTERS

        The Company’s management is not aware of any matters other than those set forth in this Proxy Statement which will be presented for action at the meeting. If any other matters should properly come before the meeting, the persons authorized under management’s proxies shall vote and act with respect thereto according to their best judgment.

        Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders in the year 2005 must be received by the Company by January 31, 2005, in order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting. The Company will bear the cost of the solicitation of the Board of Directors’ proxies for the meeting, including the cost of preparing, assembling and mailing proxy materials, the handling and tabulation of proxies received and charges of brokerage houses and other institutions, nominees and fiduciaries in forwarding such materials to beneficial owners. In addition to the mailing of the proxy material, such solicitations may be made in person or by telephone or telegraph by directors, officers and regular employees of the Company. No additional compensation will be paid to such individuals.

EXHIBIT A

MAGNUM HUNTER RESOURCES, INC.

LONG-TERM INCENTIVE COMPENSATION PLAN

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

MAGNUM HUNTER RESOURCES, INC.

LONG-TERM INCENTIVE COMPENSATION PLAN

Section 1. Purpose

        The Magnum Hunter Resources, Inc. 2001 Stock Option Plan (the “Plan”), as amended, was established effective December 8, 2000 and is renamed and restated the Magnum Hunter Resources, Inc. Long Term Incentive Plan, effective January 1, 2004. The primary purpose of the Plan is to promote the interests of the Company and its shareholders through the (i) attraction and retention of executive officers and other key employees essential to the success of the Company; (ii) motivation of executive officers and other key employees using performance-related incentives linked to long-range performance goals and the interests of Company shareholders; and (iii) enabling of such employees to share in the long-term growth and success of the Company. The Plan permits the grant of Incentive Stock Options (intended to qualify under Section 422 of the Code), Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Bonus Stock, and any other Stock Unit Awards or stock-based forms of awards as the Committee, in its sole and complete discretion, may determine to be appropriate in carrying out the intent and purposes of this Plan.

Section 2. Definitions

        When used in this Plan, the following terms shall have the meanings set forth below:

        2.1 “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

2.2	“Agreement” means a written agreement between the Company and a Participant implementing the grant, and setting forth the particular terms, conditions and restrictions of each Award. With respect to the grant of an Option, the Agreement may be referred to herein as an “Option Agreement,” and with respect to any other Award hereunder, the Agreement may be referred to herein as an “Award Agreement.”

2.3	“Award” means a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Bonus Stock, or other Stock Unit Awards.

2.4	“Award Date” or “Grant Date” means the date on which an Award is made by the Committee under the Plan.

2.5	“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

2.6	“Board” or “Board of Directors” means the Board of Directors of the Company.

2.7	“Bonus Stock” means an Award granted pursuant to Section 10 of the Plan.

2.8	“Cashless Exercise” means the exercise of an Option by the Participant through the use of a brokerage firm to make payment to the Company of the exercise price either from the proceeds of a loan to the Participant from the brokerage firm or from the proceeds of the sale of Stock issued pursuant to the exercise of the Option, and upon receipt of such payment, the Company delivers the exercised Shares to the brokerage firm.

2.9	“Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(a)	Any Person, corporation or other entity or group, including any “group” as defined in Section 13(d)(3) of the Exchange Act, becomes the Beneficial Owner of Shares of the Company having 20% or more of the total number of votes that may be cast for the election of directors of the Company; or

(b)	As the result of, or in connection with, any tender or exchange offer, merger or other business combination, sale of assets, sale of securities, contested election, or any combination of the foregoing (a “Transaction”), the persons who were directors of the Company immediately before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company or its assets; or

(c)	If at any time: (i) the Company shall consolidate or merge with any other Person and the Company shall not be the continuing or surviving corporation; (ii) any Person shall consolidate or merge with the Company, and the Company shall be the continuing or surviving corporation and in connection therewith, all or part of the outstanding Stock shall be converted into, or exchanged for, stock or other securities of any other Person or cash or any other property; (iii) the Company shall be a party to a statutory share exchange with any other Person after which the Company is a Subsidiary of any other Person; or (iv) the Company shall sell or otherwise transfer 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any Person or Persons.

2.10	“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, or any successor law, as amended from time to time.

2.11	“Committee” means the Organization and Compensation Committee of the Board.

2.12	“Common Stock” or “Stock” means the Common Stock of the Company, $.002 par value, or such other security or right or instrument into which such Common Stock may be changed or converted in the future.

2.13	“Company” means Magnum Hunter Resources, Inc., including all Affiliates and wholly-owned subsidiaries, or any successor thereto.

2.14	“Covered Participant” means a Participant who is a “covered employee” as defined in Code Section 162(m)(3) and the regulations promulgated thereunder.

2.15	“Designated Beneficiary” means the beneficiary designated by the Participant, pursuant to procedures established by the Committee, to receive amounts due to the Participant in the event of the Participant’s death. If the Participant does not make an effective designation, then the Designated Beneficiary will be deemed to be the Participant’s estate.

2.16	“Disability” means (i) the mental or physical disability of the Participant defined as “Disability” under the terms of the Magnum Hunter Resources, Inc. Long-Term Disability Income Plan, as amended from time to time in accordance with the provisions of such plan; or (ii) a determination by the Committee, in its sole discretion, of total disability (based on medical evidence) that precludes the Participant from engaging in any occupation or employment for wage or profit for at least twelve months and appears to be permanent. All decisions by the Committee relating to a Participant’s Disability (including a decision that a Participant is not disabled) shall be final and binding on all parties.

2.17	“Divestiture” means the sale of, or closing by, the Company of the business operations in which the Participant is employed.

2.18	“Early Retirement” means Earlier-than-Normal Retirement of a Participant under, and subject to, the provisions of the Retirement Plan.

2.19	“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, or any successor law as amended from time to time.

2.20	“Executive Officer” means any employee considered by the Company to be an Executive Officer.

2.21	“Fair Market Value” means, on any given date, the closing price of Stock as reported on the New York Stock Exchange composite tape on such day or, if no Shares were traded on the New York Stock Exchange on such day, then on the next preceding day that Stock was traded on such exchange, all as reported by The Wall Street Journal or such other source as the Committee may select.

2.22	“Full-time Employee” means an individual who is employed by the Company or a Subsidiary in a customary employer-employee relationship, is on the payroll of the Company or such Subsidiary, receives compensation directly from the Company or such Subsidiary, and is designated in the internal payroll or other records of the Company or a Subsidiary as a regular, full-time employee. This designation excludes all leased employees (within the meaning of Code Section 414(n)), part-time employees, temporary employees, or contract employees, as well as all consultants to, the Company.

2.23	“Incentive Stock Option” or “ISO” means an option to purchase Stock, granted under Section 6 herein, which is designated as an incentive stock option and is intended to meet the requirements of Code Section 422.

2.24	“Key Employee” means a Full-time Employee who is an officer or other key employee of the Company or its Subsidiaries as designated or determined by the Committee.

2.25	“Nonqualified Stock Option” or “NQSO” means an option to purchase Stock, granted under Article 6 herein, which is not intended to qualify as, or constitute an Incentive Stock Option.

2.26	“Normal Retirement” means Normal Retirement of a Participant under, and subject to, the provisions of the Retirement Plan.

2.27	“Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.28	“Other Stock Unit Award” means awards of Stock or other Awards that are valued in whole or in part by reference to, or are otherwise based on, the value of the Company’s Common Stock.

2.29	“Participant” means a Key Employee who has been granted an Award under the Plan.

2.30	“Performance Criteria” means the objectives established by the Committee for a Performance Period, for the purpose of determining when an Award subject to such objectives has been earned.

2.31	“Performance Award” means a performance-based Award made under Section 9 herein, which may be in the form of either Performance Shares or Performance Units.

2.32	“Performance Period” means the time period designated by the Committee during which performance goals must be met in order for a Participant to obtain a performance-based Award.

2.33	“Performance Share” means an Award, designated as a Performance Share, granted to a Participant pursuant to Section 9 herein, the value of which is determined, in whole or in part, by the value of Company Stock in a manner deemed appropriate by the Committee and described in the applicable Agreement.

2.34	“Performance Unit” means an Award, designated as a Performance Unit, granted to a Participant pursuant to Section 9 herein, the value of which is determined, in whole or in part, by the attainment of pre-established Performance Criteria as deemed appropriate by the Committee and described in the Agreement.

2.35	“Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is restricted, pursuant to Section 8 herein.

2.36	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

2.37	“Plan” means the Magnum Hunter Resources, Inc. Long-Term Incentive Compensation Plan as herein established and as hereafter amended from time to time.

2.38	“Restricted Stock” means an Award of Stock granted to a Participant pursuant to Section 8 herein.

2.39	“Restricted Stock Unit” means a fixed or variable dollar denominated right to acquire Stock, which may or may not be subject to restrictions, contingently awarded under Section 8 of the Plan.

2.40	“Retirement Plan” means the Magnum Hunter Resources, Inc. Retirement Plan, if any, as it may be amended from time to time.

2.41	“Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act as adopted in Exchange Act Release No. 34-37260 (May 30, 1996), or any successor rule as amended from time to time.

2.42	“Section 162(m)” means Section 162(m) of the Code, or any successor section under the Code, as amended from time to time and as interpreted by final or proposed regulations promulgated thereunder from time to time.

2.43	“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, or any successor law, as amended from time to time.

2.44	“Stock” or “Shares” means the Common Stock of the Company.

2.45	“Stock Appreciation Right” means the right to receive an amount equal to the excess of the Fair Market Value of a share of Stock (as determined on the date of exercise) over the Exercise Price of a related Option or the Fair Market Value of the Stock on the Grant Date of the Stock Appreciation Right.

        2.46 “Stock Unit Award” means an award of Common Stock or units granted under Section 11.

2.47	“Subsidiary” means a corporation in which the Company owns, either directly or through one or more of its Subsidiaries, at least 50% of the total combined voting power of all classes of stock.

Section 3. Administration

        3.1 The Committee. The Plan shall be administered and interpreted by the Committee which shall have full authority, discretion and power necessary or desirable for such administration and interpretation. The express grant in this Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. In its sole and complete discretion the Committee may adopt, alter, suspend and repeal any such administrative rules, regulations, guidelines, and practices governing the operation of the Plan as it shall from time to time deem advisable. In addition to any other powers and, subject to the provisions of the Plan, the Committee shall have the following specific powers: (i) to determine the terms and conditions upon which Awards may be made and exercised; (ii) to determine the Participants to which Awards shall be made; (iii) to determine all terms and provisions of each Agreement, which need not be identical for types of Awards nor for the same type of Award to different Participants; (iv) to construe and interpret all terms, conditions and provisions of the Plan and all Agreements; (v) to establish, amend, or waive rules or regulations for the Plan’s administration; (vi) to accelerate the exercisability of any Award, the length of a Performance Period or the termination of any Period of Restriction; and (vii) to make all other determinations and take all other actions necessary or advisable for the administration or interpretation of the Plan. The Committee may seek the assistance or advice of any persons it deems necessary to the proper administration of the Plan.

        3.2 Committee Decisions. Unless strictly and expressly prohibited by law, all determinations and decisions made by the Committee pursuant to the provisions of this Plan shall be final, conclusive, and binding upon all persons, including Participants, Designated Beneficiaries, the Company, its shareholders and employees.

        3.3 Rule 16b-3 and Section 162(m) Requirements. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on any Award as it may deem to be advisable or required to satisfy the requirements of Rule 16b-3 or Section 162(m).

Section 4. Eligibility

        The Committee shall have sole and complete discretion in determining those Key Employees who shall participate in the Plan. The Committee may request recommendations for individual awards from the Company’s Chief Executive Officer and may delegate to the Chief Executive Officer the authority to make Awards to Participants who are not Executive Officers of the Company.

Section 5. Shares Subject to the Plan

        5.1 Number of Shares. Subject to adjustment as provided for in Section 5.4 below, the maximum aggregate number of Shares that may be issued pursuant to Awards made under the Plan shall not exceed 5,000,000 Shares, which may be in any combination of Options, Restricted Stock, Restricted Stock Units, Performance Shares, Bonus Shares, or Other Stock Unit Award. Shares of Common Stock may be available from the authorized but unissued Shares, Shares issued and reacquired by the Company or Shares purchased in the open market for purposes of the Plan. Except as provided in Sections 5.2 and 5.3 herein, the issuance of Shares in connection with the exercise of, or as other payment for, Awards under the Plan shall reduce the number of Shares available for future Awards under the Plan.

        5.2 Lapsed Awards or Forfeited Shares. In the event that: (i) any Option or other Award granted under the Plan terminates, expires, or lapses for any reason without having been exercised in accordance with its terms; (ii) Shares issued pursuant to the Awards are canceled or forfeited for any reason; or (iii) Awards are paid in cash, the Shares subject to such Award shall thereafter be again available for grant of an Award under the Plan.

        5.3 Delivery of Shares as Payment. In the event a Participant pays for any Option or other Award granted under the Plan through the delivery of previously acquired shares of Common Stock, the number of shares of Common Stock available for Awards under the Plan shall be increased by the number of shares surrendered by the Participant.

        5.4 Capital Adjustments. The number and class of Shares subject to each outstanding Award, the Option Price and the aggregate number, type and class of Shares for which Awards thereafter may be made shall be subject to adjustment, if any, as the Committee deems appropriate, based on the occurrence of a number of specified and non-specified events. Such specified events are discussed in this Section 5.4, but such discussion is not intended to provide an exhaustive list of such events which may necessitate adjustments.

(a)	If the outstanding Shares are increased, decreased or exchanged through merger, consolidation, sale of all or substantially all of the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution in respect to such Shares, for a different number or type of Shares, or if additional Shares or new or different Shares are distributed with respect to such Shares, an appropriate and proportionate adjustment shall be made in: (i) the maximum number of shares of Stock available for the Plan as provided in Section 5.1 herein; (ii) the type of shares or other securities available for the Plan; (iii) the number of shares of Stock subject to any then outstanding Awards under the Plan; and (iv) the price (including Exercise Price) for each share of Stock (or other kind of shares or securities) subject to then outstanding Awards, but without change in the aggregate purchase price as to which such Options remain exercisable or Restricted Stock releasable.

(b)	In the event other events not specified above in this Section 5.4, such as any extraordinary cash dividend, split-up, reverse split, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock, or other similar corporate event, affect the Common Stock such that an adjustment is necessary to maintain the benefits or potential benefits intended to be provided under this Plan, then the Committee in its discretion may make adjustments to any or all of: (i) the number and type of shares which thereafter may be optioned and sold or awarded or made subject to Stock Appreciation Rights under the Plan; (ii) the grant, exercise or conversion price of any Award made under the Plan thereafter; and (iii) the number and price (including Exercise Price) of each share of Stock (or other kind of shares or securities) subject to the then outstanding Awards.

(c)	Any adjustment made by the Committee pursuant to the provisions of this Section 5.4 shall be final, binding and conclusive. A notice of such adjustment, including identification of the event causing such adjustment, the calculation method of such adjustment, and the change in price and the number of shares of Stock, or securities, cash or property purchasable subject to each Award shall be sent to each Participant. No fractional interests shall be issued under the Plan based on such adjustments.

Section 6. Stock Options

        6.1 Grant of Stock Options. Subject to the terms and provisions of the Plan and applicable law, the Committee, at any time and from time to time, may grant Options to Key Employees as it shall determine. The Committee shall have sole and complete discretion in determining the type of Option granted, the Option Price (as hereinafter defined), the duration of the Option, the number of Shares to which an Option pertains, any conditions imposed upon the exercisability or the transferability of the Options, including vesting conditions, the conditions under which the Option may be terminated, and any such other provisions as may be warranted to comply with the law or rules of any securities trading system or stock exchange. Each Option grant shall have such specified terms and conditions detailed in an Option Agreement. The Option Agreement shall specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

        6.2 Option Price. The exercise price per share of Stock covered by an Option (“Option Price”) shall be determined on the Grant Date by the Committee; provided that the Option Price shall not be less than 100% of the Fair Market Value of the Common Stock on the Grant Date.

        6.3 Exercisability. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine, which will be specified in the Option Agreement and need not be the same for each Participant. However, no Option granted under the Plan may be exercisable until the expiration of at least six months after the Grant Date (except that such limitations shall not apply in the case of death or Disability of the Participant, or a Change in Control), nor after the expiration of ten years from the Grant Date.

        6.4 Method of Exercise. Options shall be exercised by the delivery of a written notice from the Participant to the Company in a form prescribed by the Committee setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment or provision for full payment for the Shares. The Option Price shall be payable to the Company in full in cash, or its equivalent, or by delivery of Shares of Stock (not subject to any security interest or pledge) having a Fair Market Value at the time of exercise equal to the exercise price of the Shares, or by a combination of the foregoing. In addition, at the request of the Participant, and subject to applicable laws and regulations, the Company may (but shall not be required to) cooperate in a Cashless Exercise of the Option. As soon as practicable, after receipt of written notice and full payment of the Option Price, the Company shall deliver to the Participant a stock certificate, issued in the Participant’s name, evidencing the number of Shares with respect to which the Option was exercised.

Section 7. Stock Appreciation Rights

        7.1 Grant of Stock Appreciation Rights. Subject to the terms and provisions of the Plan and applicable law, the Committee, at any time and from time to time, may grant freestanding Stock Appreciation Rights, Stock Appreciation Rights in tandem with an Option, or Stock Appreciation Rights in addition to an Option. Stock Appreciation Rights granted in tandem with an Option or in addition to an Option may be granted at the time of the Option or at a later time. No Stock Appreciation Rights granted under the Plan may be exercisable until the expiration of at least six months after the Grant Date (except that such limitations shall not apply in the case of death or Disability of the Participant, or a Change in Control), nor after the expiration of ten years from the Grant Date.

        7.2 Price. The exercise price of each Stock Appreciation Right shall be determined at the time of grant by the Committee, subject to the limitation that the grant price shall not be less than 100% of Fair Market Value of the Common Stock on the Grant Date.

        7.3 Exercise. Stock Appreciation Rights shall be exercised by the delivery of a written notice from the Participant to the Company in a form prescribed by the Committee. Upon such exercise, the Participant shall be entitled to receive an amount equal to the excess of the Fair Market Value of a Share over the grant price thereof on the date of exercise of the Stock Appreciation Right multiplied by the number of Shares for which the Stock Appreciation Right was granted.

        7.4 Payment. Payment upon exercise of the Stock Appreciation Right shall be in the amount of the full exercise price therefore, and shall be made in the form of cash, cash installments, Shares of Common Stock, or a combination thereof, as determined in the sole and complete discretion of the Committee. However, if any payment in the form of Shares results in a fractional share, such payment for the fractional share shall be made in cash.

Section 8. Restricted Stock and Restricted Stock Units

        8.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan and applicable law, the Committee, at any time and from time to time, may grant shares of Restricted Stock and Restricted Stock Units under the Plan to such Participants, and in such amounts and for such duration and/or consideration as it shall determine.

        8.2 Restricted Stock Award Agreement. Each Restricted Stock and Restricted Stock Unit granted hereunder shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the conditions which must be satisfied prior to removal of the restriction, the number of Shares of Restricted Stock or Restricted Stock Units granted, payment terms for each such Award (e.g. whether the Award will be paid in shares of Stock, cash or a combination thereof, and whether payment will be in a lump sum or installments), and such other provisions as the Committee shall determine. The Committee may specify, but is not limited to, the following types of restrictions in the Award Agreement: (i) restrictions on acceleration or achievement of terms or vesting based on any Performance Criteria, including, but not limited to, absolute or relative increases in total shareholder return, revenues, sales, net income, or net worth of the Company, any of its Subsidiaries, divisions, business units or other areas of the Company; and (ii) any other restrictions which the Committee may deem advisable, including requirements established pursuant to the Securities Act, the Exchange Act, the Code and any securities trading system or stock exchange upon which such Shares under the Plan are listed.

        8.3 Nontransferability. Except as provided in this Section 8, the Shares of Restricted Stock or Restricted Stock Units granted under the Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the termination of the applicable Period of Restriction or upon earlier satisfaction of other conditions as specified by the Committee in its sole discretion and set forth in the applicable Award Agreement. All rights with respect to the Restricted Stock and Restricted Stock Units granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or his or her guardian or legal representative.

        8.4 Removal of Restrictions. Except as otherwise noted in this Section 8, Restricted Stock and Restricted Stock Units covered by each Award made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction and/or upon the satisfaction of other conditions as determined by the Committee.

        8.5 Voting Rights. During the Period of Restriction, Participants in whose name Restricted Stock is granted under the Plan may exercise full voting rights with respect to those shares.

        8.6 Dividends and Other Distributions. During the Period of Restriction, Participants in whose name Restricted Stock is granted under the Plan shall be entitled to receive all dividends and other distributions paid with respect to those Shares. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were distributed.

Section 9. Performance Awards

        9.1 Grant of Performance Awards. Subject to the terms and provisions of the Plan and applicable law, the Committee, at any time and from time to time, may issue Performance Awards in the form of either Performance Units or Performance Shares to Participants subject to the Performance Criteria, Performance Period and other consideration or restrictions as it shall determine. The Committee shall have complete discretion in determining the number and value of Performance Units or Performance Shares granted to each Participant.

        9.2 Value of Performance Awards. The Committee shall determine the number and value of Performance Units or Performance Shares granted to each Participant as a Performance Award. The Committee shall set Performance Criteria in its discretion for each Participant who is granted a Performance Award. The extent to which such Performance Criteria are met will determine the value of the Performance Unit or Performance Share to the Participant. Such Performance Criteria may be particular to a Participant, may relate to the performance of the Company or Subsidiary which employs him or her, may be based on the division or business unit which employs him or her, may be based on the performance of the Company and its Subsidiaries generally, or any combination of the foregoing. The Performance Criteria may be based on achievement of balance sheet or income statement objectives, or any other objectives established by the Committee. The Performance Criteria may be absolute in their terms or measured against, or in relationship to, other companies comparably, similarly or otherwise situated. The terms and conditions of each Performance Award will be set forth in an Award Agreement.

        9.3 Settlement of Performance Awards. After a Performance Period has ended, the holder of a Performance Unit or Performance Share shall be entitled to receive the value thereof based on the degree to which the Performance Criteria established by the Committee and set forth in the Award Agreement have been satisfied.

        9.4 Form of Payment. Payment of the amount to which a Participant shall be entitled upon the settlement of the Performance Award shall be made in cash, Stock, or a combination thereof and may be made in a lump sum or installments all as determined by the Committee and set forth in the related Award Agreement.

Section 10. Bonus Stock

        Subject to the terms and provisions of the Plan and applicable law, the Committee may, at any time and from time to time, award shares of Bonus Stock to participants under the Plan without cash consideration. The Committee shall determine and indicate in the related Award Agreement whether such shares of Bonus Stock shall be unencumbered of any restrictions (other than those which the Committee deems necessary or advisable to comply with law) or shall be subject to restrictions and limitations similar to those referred to in Section 9. In the event the Committee assigns any restrictions on the shares of Bonus Stock, then such shares shall be subject to at least the following restrictions:

(a)	No Shares of Bonus Stock may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated if such Shares are subject to restrictions which have not lapsed or been satisfied.

(b)	If any condition of vesting of the shares of Bonus Stock are not met, all such Shares subject to such vesting shall be delivered to the Company (in a manner determined by the Committee) within 60 days of the failure to meet such conditions without any payment from the Company.

Section 11. Other Stock Based Awards

        11.1 Grant of Other Stock Based Awards. Subject to the terms and provisions of the Plan and applicable law, the Committee may, at any time and from time to time, issue to Participants, either alone or in addition to other Awards made under the Plan, Stock Unit Awards which may be in the form of Common Stock or other securities. The value of each such Award shall be based, in whole or in part, on the value of the underlying Common Stock on the Grant Date. The Committee, in its sole and complete discretion, may determine that an Award, either in the form of a Stock Unit Award under this Section 11 or as an Award granted pursuant to Sections 6 through 10, may provide to the Participant (i) dividends or dividend equivalents (payable on a current or deferred basis) and (ii) cash payments in lieu of or in addition to an Award. Subject to the provisions of the Plan, the Committee, in its sole and complete discretion, shall determine the terms, restrictions, conditions, vesting requirements, and payment rules of the Award. The Award Agreement shall specify the rules of each Award as determined by the Committee. However, each Stock Unit Award need not be subject to identical rules.

        11.2 Rules. The Committee, in its sole and complete discretion, may grant a Stock Unit Award subject to the following rules:

(a)	Common Stock or other securities issued pursuant to Stock Unit Awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a Participant until the expiration of at least six months from the Grant Date, except that such limitation shall not apply in the case of death or Disability of the Participant or a Change in Control. To the extent Stock Unit Awards are deemed to be derivative securities within the meaning of Rule 16b-3, the rights of a Participant who is subject to Section 16 of the Exchange Act with respect to such Awards shall not vest or be exercisable until the expiration of at least six months from the Award Date. All rights with respect to such Stock Unit Awards granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or his or her guardian or legal representative.

(b)	Stock Unit Awards may require the payment of cash consideration by the Participant in receipt of the Award or provide that the Award, and any Common Stock or other securities issued in conjunction with the Award, be delivered without the payment of cash consideration.

(c)	The Committee, in its sole and complete discretion, may establish certain Performance Criteria that may relate in whole or in part to receipt of Stock Unit Awards.

(d)	Stock Unit Awards may be subject to a deferred payment schedule and/or vesting over a specified period.

(e)	The Committee, in its sole and complete discretion, as a result of certain circumstances, may waive or otherwise remove, in whole or in part, any restriction or condition imposed on a Stock Unit Award.

Section 12. Special Provisions Applicable to Covered Participants

        Awards to Covered Participants shall be governed by the conditions of this Section 12 in addition to the requirements of Sections 6 through 11 above. Should conditions set forth under this Section 12 conflict with the requirements of Sections 6 through 11, the conditions of this Section 12 shall prevail.

(a)	All Performance Criteria relating to Covered Participants for a relevant Performance Period shall be established by the Committee in writing prior to the beginning of the Performance Period, or by such other later date for the Performance Period as may be permitted under Section 162(m) of the Code. Performance Criteria may include alternative and multiple Performance Criteria and will be based on one or more of the following business criteria: business or financial goals of the Company, including absolute or relative levels of total shareholder return, revenues, sales, net income, or net worth of the Company, any of its Subsidiaries, divisions, business units, or other areas of the Company.

(b)	The Performance Criteria must be objective and must satisfy third party “objectivity” standards under Code Section 162(m), and the regulations promulgated thereunder.

(c)	The Performance Criteria shall not allow for any discretion by the Committee as to an increase in any Award, but discretion to lower an Award is permissible.

(d)	The Award and payment of any Award under this Plan to a Covered Participant with respect to a relevant Performance Period shall be contingent upon the attainment of the Performance Criteria that are applicable to such Award. The Committee shall certify in writing prior to payment of any such Award that such applicable Performance Criteria have been satisfied. Resolutions adopted by the Committee may be used for this purpose.

(e)	The aggregate maximum Awards that may be paid (in cash or in shares of Stock or a combination thereof) to any Covered Participant under the Plan pursuant to Sections 8, 9, 10 and 11 during any calendar year shall be an amount equivalent to the fair market value of 100,000 shares of Stock, such fair market value to be determined as of the first day of such calendar year.

(f)	The aggregate maximum number of shares of Stock subject to Options and SARs made to any Covered Participant during any calendar year shall be 500,000.

(g)	All Awards to Covered Participants under this Plan shall be further subject to such other conditions, restrictions, and requirements as the Committee may determine to be necessary to carry out the purposes of this Section 12.

Section 13. Change In Control

        Notwithstanding any other provision of this Plan, in the event of a Change in Control: (i) all outstanding Options shall immediately become fully vested and exercisable; (ii) all Periods of Restriction shall be deemed to have been completed; (iii) all Performance Criteria shall be deemed to have been satisfied in full; and (iv) all other restrictions of any kind applicable to all outstanding Awards shall be deemed to have lapsed or been satisfied in full; provided that none of the effects described in (i) — (iv) above shall occur if the Change in Control, or the transaction, event or occurrence causing the Change in Control was duly and effectively approved in advance by the affirmative vote of a majority of the Company’s Board of Directors.

Section 14. General Provisions

        14.1 Plan Term. The Plan was adopted by the Board on June 14, 2004, and became effective upon receiving shareholder approval on _______________. The Plan shall terminate September 22, 2014; however, all Awards made prior to, and which are outstanding on such date, shall remain valid in accordance with their terms and conditions.

        14.2 Withholding. The Company shall have the right to deduct or withhold, or require a Participant to remit to the Company, any taxes required by law to be withheld from Awards made under this Plan. In the event an Award is paid in the form of Common Stock, the Committee may require the Participant to remit to the Company the amount of any taxes required to be withheld from such payment in Common Stock, or, in lieu thereof, the Company may withhold (or the Participant may be provided the opportunity to elect to tender) the number of shares of Common Stock equal in Fair Market Value to the amount required to be withheld.

        14.3 Awards. Each Award granted under the Plan shall be evidenced in a corresponding Award Agreement provided in writing to the Participant, which shall specify the terms, conditions and any rules applicable to the Award, including but not limited to the effect of a Change in Control, or death, Disability, Divestiture, Early Retirement, Normal Retirement or other termination of employment of the Participant on the Award.

        14.4 Nontransferability. Except with respect to Nonqualified Stock Options, no Award granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or the laws of descent and distribution. Further, no lien, obligation, or liability of the Participant may be assigned to any right or interest of any Participant in an Award under this Plan.

        14.5 No Right to Employment. Neither the Plan, nor any Award made, or any other action taken, hereunder shall be construed as giving any Participant or other person any right of employment or continued employment with the Company.

        14.6 Rights as Shareholder. Subject to the terms and conditions of each particular Award, no Participant or Designated Beneficiary shall be deemed a shareholder of the Company nor have any rights as such with respect to any shares of Common Stock to be provided under the Plan until he or she has become the holder of such shares.

        14.7 Construction of the Plan. The Plan and all Agreements shall be governed, construed, interpreted and administered in accordance with the laws of the State of Texas. In the event any provision of the Plan or any Agreement shall be held invalid, illegal or unenforceable, in whole or in part, for any reason, such determination shall not affect the validity, legality or enforceability of any remaining provision, portion of provision or Plan overall, which shall remain in full force and effect as if the Plan had been absent the invalid, illegal or unenforceable provision or portion thereof.

        14.8 Amendment of Plan. The Committee or the Board of Directors may amend, suspend, or terminate the Plan or any portion thereof at any time, provided such amendment is made with shareholder approval if and to the extent such approval is necessary to comply with any legal requirement, including for these purposes any approval requirement which is a requirement for the performance-based compensation exception under Code Section 162(m).

        14.9 Amendment of Award. In its sole and complete discretion, the Committee may at any time amend any Award for the following reasons: (i) additions and/or changes are made to the Code, any federal or state securities law, or other law or regulations applicable to the Award; or (ii) any other event not described in clause (i) occurs and the Participant gives his or her consent to such amendment.

        14.10 Exemption from Computation of Compensation for Other Purposes. By acceptance of an applicable Award under this Plan, subject to the conditions of such Award, each Participant shall be considered in agreement that all shares of Stock sold or awarded and all Options granted under this Plan shall be considered extraordinary, special incentive compensation and will not be included as “earnings,” “wages,” “salary” or “compensation” in any pension, welfare, life insurance, or other employee benefit arrangement of the Company.

        14.11 Legend. In its sole and complete discretion, the Committee may elect to legend certificates representing Shares sold or awarded under the Plan, to make appropriate references to the restrictions imposed on such Shares.

        14.12 Certain Participants. All Award Agreements for Participants subject to Section 16(b) of the Exchange Act shall be deemed to include any such additional terms, conditions, limitations and provisions as Rule 16b-3 requires, unless the Committee in its discretion determines that any such Award should not be governed by Rule 16b-3. All performance-based Awards to Covered Participants shall be deemed to include any such additional terms, conditions, limitations and provisions as are necessary to comply with the performance-based compensation exemption of Code Section 162(m), unless the Committee, in its discretion, determines that any such Award is not intended to qualify for the exemption for performance-based compensation under Code Section 162(m).

        14.13 Unfunded Plan. The Plan is intended to constitute an unfunded deferred compensation arrangement for a select group of management or highly compensated employees.

        EXECUTED effective as of the _____day of _________, _____.

MAGNUM HUNTER RESOURCES, INC. By:

REVOCABLE PROXY
MAGNUM HUNTER RESOURCES, INC.
600 East Las Colinas Blvd., Suite 1100, Irving, Texas 75039

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby appoints Gary C. Evans, Chris Tong and Morgan F. Johnston, or either of them, with full power of substitution, proxies of the undersigned, with all the powers that the undersigned would possess if personally present to cast all votes that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Magnum Hunter Resources, Inc. (the “Company”) to be held on Wednesday, September 22, 2004, at the Las Colinas Country Club, 4400 North O’Conner Road, Irving, Texas 75062 at 10:00 a.m., Central Daylight Savings Time, and any and all adjournments or postponements thereof, with respect to the following matters described in the accompanying Proxy Statement and, in their discretion, on other matters which come before the meeting.

(1)	The election of three (3) Directors:
Class II - Matthew C. Lutz and John H. Trescot, Jr.
Class I - Donald A. Erickson

   FOR the nominees listed above                            WITHHOLD AUTHORITY
      (Except as indicated to the contrary below).           to vote for the nominees listed above.
Instructions: To withhold authority to vote for any individual nominee or nominees, write their names here.

_____________________________________________________________________

(2)	To consider and vote upon a proposal by the Board of Directors to approve the Company's 2004 Long-Term Incentive Compensation Plan. [ ] FOR [ ] AGAINST [ ] ABSTAIN

(3)	To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors to examine the accounts of the Company for the fiscal year ending December 31, 2004.

[ ] FOR [ ] AGAINST [ ] ABSTAIN

Your Board of Directors unanimously recommends a vote FOR the directors set forth above and FOR the proposals set forth above.

(Continued and to be signed on the reverse side)

(Continued from other side)

(4)	To transact such other business as may properly come before the meeting or any adjournment thereof. This Proxy will be voted at the Annual Meeting or any adjournment or postponement thereof as specified. If no specifications are made, this Proxy will be voted FOR the election of directors and FOR the other proposals as set forth above. This Proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.

Date:________________________________, 2004

_________________________________________
                               (Signature)

_________________________________________

_________________________________________
(Please print your name)

        (Please sign name as fully and exactly as it appears opposite. When signing in a fiduciary or representative capacity, please give full title as such. When more than one owner, each owner should sign. Proxies executed by a corporation should be signed in full corporate name by duly authorized officer. If a partnership, please sign in partnership name by an authorized person.)

PLEASE MARK, SIGN, DATE AND MAIL TO THE COMPANY
AT THE ADDRESS STATED ON THE RETURN ENVELOPE.